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                                                                    EXHIBIT 99.1



THURSDAY MARCH 27 5:43 PM EDT

INITIAL ACQUISITION CORP. CLOSES MERGER WITH HOLLIS-EDEN, INC.

NEW YORK, March 27/PRN Newswire/ -- Initial Acquisition Corp announced today that its definitive merger agreement with Hollis-Eden, Inc. has closed. Pursuant to the merger agreement, which was signed in November 1996, Hollis-Eden has merged with and into Initial Acquisition Corp. with IAC being the surviving corporation. Concurrent with the merger, the surviving corporation has changed its name to Hollis-Eden Pharmaceuticals, Inc.

Pursuant to the merger, the surviving corporation issued one share of its common stock in exchange for each outstanding share of Hollis-Eden common stock and all of the outstanding Hollis-Eden warrants and options were converted into warrants and options of the surviving corporation. Each IAC common stockholder, who possessed the right to have his or her stock redeemed in lieu of participating but who did not exercise such right in the merger, may receive additional shares of Hollis-Eden Pharmaceuticals, Inc. common stock 24 months after the closing of the merger if the average public trading price for the Company's common stock does not equal or exceed $20.00 per share for a specific period of time within such 24-month period.

Hollis-Eden Pharmaceuticals, Inc. also announced today it has sent a Notice of Redemption to holders of its Class A Common Stock Purchase Warrants, Class B Unit Purchase Warrants and certain management warrants stating that it would redeem all of such outstanding warrants on April 28, 1997 (the "Redemption Date") at a redemption price of $.05. the right to exercise such warrants shall terminate at 5:00 p.m. (New York time) on April 25, 1997.

For more information, contact Kathy Klein, Hollis-Eden Pharmaceuticals, Inc.,
(310) 260-6096. SOURCE Initial Acquisition Corp.